Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and among BlackLine, Inc. (the “Company”) and Owen Ryan (“Executive”) to be effective as of March 6, 2023 (the “Effective Date”). This Agreement supersedes all other employment agreements, offer letters, and change in control policy participation agreements between the Company and Executive.

Summary of Material Terms

Term	Summary	Cross-Reference

Position:	Co-Chief Executive Officer and Chair	Section 1

Reports to:	The Company’s Board of Directors	Section 1

Employment Term	Through March 6, 2026 unless extended.	Section 2

Annual Salary:	$485,000	Section 3(a)

Annual Target Bonus:	100% of Base Salary	Section 3(b)

Equity Awards	Equity awards may be granted from time to time in discretion of the Board or the Committee.	Section 3(c)

Non-Change of Control Severance:	• Any earned but unpaid salary or bonus • 100% of annual salary • Payment equal to the cost of health insurance coverage for 12 months	Section 5(b)(ii)

Change of Control Severance:

•  Any earned but unpaid salary or bonus

•  150% of annual salary

•  Pro-rated target bonus

•  Payment equal to the cost of health insurance coverage for 18 months

•  Full acceleration of outstanding unvested equity awards that vest solely based on continued service (performance-based awards are treated as specified in their award agreements)

Section 5(b)(iii)

1. Duties and Scope of Employment; Director Service. Executive will report to the Company’s Board of Directors (the “Board”) serve as the Co-Chief Executive Officer and Board Chair and will perform the duties, consistent with this position, as the Board determines. During the period that Executive serves as the Co-Chief Executive Officer, the Board will nominate Executive to serve as a director on the Board, subject to the requisite approval of the Company’s stockholders. Executive’s primary work location shall be Executive’s home office (the “Designated Work Location”).

2. Term. Subject to the provisions of Section 5, this Agreement will have an initial term which will expire on the three-year anniversary of the Effective Date (the “Initial Term”). On the last day of the Initial Term and each year thereafter, the Agreement will automatically renew for an additional successive one-year term as of the date thereof (each, a “Renewal Term”) unless any party provides the other party with written notice of non-renewal at least 90 days prior to the date of automatic renewal, in which case the Agreement will expire at the end of the Initial Term or Renewal Term, as applicable. Non-renewal at the end of the Initial Term or a Renewal Term will not constitute termination without Cause under the Agreement or entitle Executive to severance set forth in Section 5(b)(ii) or Section 5(b)(iii), as applicable, although if a Potential Change of Control Date has occurred prior to the expiration of this Agreement, the Agreement shall remain in effect until the earliest of:

(a) the end of the Change of Control Period, if a Change of Control has been completed, so long as all payments due have been made; or

(b) 12 months after the Potential Change of Control Date if no Change of Control has been completed; provided, however, that in the event of a protracted regulatory clearance process with respect to a potential Change of Control, such term shall be extended so long as the Company is pursuing the potential Change of Control in good faith.

3. Compensation.

(a) Base Salary. The Company will pay Executive an annual salary of $485,000 as compensation for services. The annual salary specified in this subsection (a) together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as the “Base Salary”. The Base Salary will be paid according to the Company’s normal payroll practices and subject to the usual and required withholdings. Executive’s Base Salary may be reviewed and increased (but not decreased) annually by the Board.

(b) Annual Bonus. Executive is eligible to earn a target annual bonus of 100% of Executive’s Base Salary based upon achievement of performance objectives to be determined by the Board in its discretion after consultation with Executive and payable upon achievement of those applicable objectives, subject to minimum and maximum limits as established by the Company and further subject to and paid in accordance with the terms of the Company’s annual incentive plan (the “Annual Bonus”).

(c) Equity Awards. Equity awards held by Executive on the Effective Date will continue on their terms and Executive receive an equity award with a total value of $10,000,000, split evenly between time-based restricted stock units and performance-based restricted stock units with such award to be granted at the same time and on the same terms as the Company’s annual executive equity awards in 2023, but with vesting for such equity award to be based on full-time employment with the Company. Executive will be eligible to receive equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or its designated committee (the “Committee”) will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

4. Employee Benefits.

(a) Executive will be entitled to participate in the employee benefit plans maintained by the Company and generally applicable to senior executives of the Company. The Company may cancel or change the benefit plans and programs it offers at any time and those changes will not breach this Agreement.

(b) The Company will reimburse Executive for business related expenses for travel from Executive’s Designated Work Location consistent with the reimbursement policy in place as of the date of this Agreement, which policy may not be modified without the consent of Executive.

(c) During Executive’s employment with the Company, Executive will be provided coverage under the Company’s directors’ and officers’ liability insurance policy and form of indemnification agreement as in effect for other senior executives of the Company.

5. Termination of Employment; Severance.

(a) At-Will Employment. Executive and the Company agree that Executive’s employment as described herein will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.

(b) Terminations of Employment. Executive’s employment may be terminated under various scenarios addressed in this Section 5(b). Upon any termination of employment, Executive will receive benefits described in Section 5(b)(i). Depending on the circumstances of the termination of employment, subject to the conditions in Section 6, Executive may be entitled to payment of the amounts listed under one of Section 5(b)(ii) or Section 5(b)(iii). Executive agrees that upon termination of Executive’s employment for any reason, Executive will resign as of the date of such termination and to the extent applicable, from the Board (and any committees thereof), the board of directors (and any committees thereof) of any of the Company’s subsidiaries or affiliates. Executive agrees that upon termination of Executive’s employment for any reason, Executive will resign as of the date of such termination from any other employment positions Executive holds with the Company or any of its subsidiaries or affiliates.

(i) Termination for Cause or Resignation Other Than for Good Reason. If Executive’s employment is terminated for Cause or Executive resigns other than for Good Reason, Executive will receive:

(1) the Base Salary accrued through the termination date, payable under the Company’s usual payment practices;

(2) reimbursement for any unreimbursed business expenses properly incurred by Executive prior to the termination date in accordance with the reimbursement policy of the Company, provided that claims for reimbursement are submitted in accordance with the applicable reimbursement policy; and

(3) any fully vested and non-forfeitable employee benefits to which Executive may be entitled under the Company’s employee benefit plans (other than benefits in the nature of severance pay) (the amounts described in clauses (1) through (3) above are referred to later as the “Accrued Obligations”).

(ii) Termination Without Cause Outside of a Change of Control Period. If Executive’s employment is terminated by the Company outside of a Change of Control Period without Cause other than for death or Disability or Executive resigns other than for Good Reason, Executive will receive:

(1) the Accrued Obligations;

(2) a lump sum cash payment equal to 100% of Executive’s Base Salary (excluded any reduction that gives rise to Executive’s ability to resign for Good Reason); and

(3) if Executive makes a valid election under COBRA to continue health coverage, the Company will pay or reimburse Executive for the cost of such continuation coverage for Executive and any eligible dependents that were covered under the Company’s health care plans immediately to the date of Executive’s termination until the earliest of (a) the end of the 12-month period following Executive’s termination or (b) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans or (c) the date upon which Executive ceases to be eligible for coverage under COBRA (the “COBRA Coverage”). Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide the COBRA Coverage without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide Executive a taxable lump-sum payment on the 61st day following Executive’s termination, in an amount equal to 12 months of COBRA Coverage multiplied by the monthly COBRA premium that Executive would be required to pay to continue group health coverage for Executive and Executive’s eligible dependents, in each case, in effect on the date of such termination of employment based on the premium for the first month of COBRA Coverage (whichever of such taxable payments or the COBRA Coverage that the Company actually provides, the “COBRA Benefit”). If the Company provides for a taxable cash payment in lieu of the COBRA Coverage, then such cash payment will be made regardless of whether Executive elects COBRA continuation coverage and such payment will be made in full on the 61st day following such termination of employment.

(iii) Termination of Employment During a Change of Control Period. If Executive’s employment is terminated by the Company during the Change of Control Period without Cause other than for death or Disability or Executive resigns for Good Reason, then Executive will receive:

(1) the Accrued Obligations;

(2) a lump sum cash payment equal to 150% of Executive’s Base Salary;

(3) a lump sum cash payment equal to Executive’s target Annual Bonus for the year of termination, pro-rated based on the number of completed months of service during the year of termination;

(4) COBRA Benefits as described in Section 5(b)(ii)(4) for up to 18 months; and

(5) 100% of all of Executive’s outstanding Company equity awards will become vested and fully exercisable effective as of the later of the date of termination or the date of the consummation of the Change of Control (and with respect to any Company performance-based equity awards, for which the applicable performance period has (x) been completed as of Executive’s termination date, based on actual achievement of the applicable performance objectives or (y) not been completed as of Executive’s termination date, assuming achievement of the applicable performance objectives at target).

(iv) Equity Remains Outstanding. All of Executive’s equity awards will remain outstanding following termination of employment to the extent necessary to give effect to the acceleration provisions set forth in this Section 5.

(v) Termination by Reason of Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability, Executive will be paid the Accrued Obligations.

(c) Exclusive Remedy. If a termination of Executive’s employment with the Company occurs during the Initial Term or a Renewal Term, the provisions of this Section 5 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no severance or other benefits upon termination of employment other than those benefits expressly set forth in this Section 5.

6. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Executive will not receive severance pay or benefits other than the Accrued Obligations unless (x) Executive signs and does not revoke a separation agreement and release of claims substantially in the form attached hereto as Exhibit A (the “Release”) and (y) such Release becomes effective and irrevocable no later than 60 days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. All payments will be made upon the effectiveness of the Release but will be delayed until a subsequent calendar year if necessary so their timing does not result in penalty taxation under Section 409A of the Code (“Section 409A”). Severance payments or benefits will not be paid or provided until the Release becomes effective and irrevocable. For avoidance of doubt, although Executive’s severance payments and benefits are contractual rights, not “damages,” Executive is not required to seek other employment or otherwise “mitigate damages” as a condition of receiving such payments and benefits.

(b) If any amount or benefit that would constitute non-exempt “deferred compensation” under Section 409A would be payable under this Agreement by reason of Executive’s “separation from service” during a period in which Executive is a “specified employee” (within the meaning of Section 409A as determined by the Company), then any payment or benefits will be delayed, without payment of interest, until the earliest date on which it could be paid or distributed without being subject to penalty taxation under Section 409A.

(c) Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Treasury Regulations Section 1.409A-2(b)(2).

(d) Executive’s receipt of any payment or benefits other than Accrued Obligations will be subject to Executive continuing to comply with Executive’s confidentiality obligations to the Company.

7. Definitions.

(a) “Cause” means the occurrence of any of the following as determined in good faith by the Committee: (a) Executive’s gross negligence or willful misconduct in the performance of duties to the Company that has resulted or is reasonably likely to result in damage to the Company or its subsidiaries as determined in good faith by the Committee; (b) commission of any act of fraud, embezzlement, or dishonesty that has caused or is reasonably expected to result in injury to the Company (or any of its subsidiaries); (c) any material unauthorized use or disclosure of confidential and proprietary information or trade secrets of the Company (or a successor, if appropriate) or any other party to whom Executive owes an obligation of nondisclosure as a result of relationship with the Company (or any of its subsidiaries) as determined in good faith by the Committee; (d) conviction of, or plea of nolo contendere to, a felony (other than a driving offense related solely to driving in excess of the speed limit) or a crime involving moral turpitude or commission of any act of fraud with respect to the Company (or any of its subsidiaries); (e) Executive’s material breach of any of Executive’s obligations under any written agreement or covenant with the Company (or any of its subsidiaries); or (f) Executive’s breach of a material written Company policy that has been provided, or made available, to Executive, including its Code of Conduct, that has resulted or is reasonably likely to result in material damage to the Company or its subsidiaries, including reputational harm, as determined in good faith by the Committee; provided that to the extent the breach is curable, Executive will first be provided with written notice of the breach and an opportunity to cure within twenty (20) days of the written notice being delivered to Executive.

(b) “Change of Control” means the occurrence of any of the following events:

(i) Change of Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, that for this subsection, the acquisition of additional stock by any one Person, who prior to such acquisition is considered to own more than 40% of the total voting power of the stock of the Company will not be considered a Change of Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company, such event shall not be considered a Change of Control under this clause (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii) Change of Effective Control of the Company. If the Company has a class of securities registered under Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii) Change of Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (2) a transfer of assets by the Company to: (a) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (b) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a Person, that owns, directly or indirectly, 40% or more of the total value or voting power of all the outstanding stock of the Company, or (d) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person.

For this definition, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For this definition, persons will be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

(c) “Change of Control Period” means that period beginning 3 months prior to a Change of Control and ending 12 months following the Change of Control.

(d) “Disability” means Executive (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Company employees.

(e) “Good Reason” means Executive’s termination of employment with the Company (or any of its subsidiaries) in accordance with the next sentence after the occurrence of one or more of the following events without Executive’s consent:

(i) a material reduction in Executive’s authority, duties, or responsibilities with the Company or a subsidiary of the Company in effect immediately prior to such reduction, provided that, neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control in terms of job authority, duties, and responsibilities shall constitute grounds for “Good Reason” by itself;

(ii) a material reduction by the Company or a subsidiary of the Company in Executive’s Base Salary or annual target bonus, in each case, as in effect immediately prior to such reduction other than in connection with a general reduction of base compensation and/or annual target bonus for officers at the Company or its subsidiaries; or

(iii) any material breach by the Company or a subsidiary of the Company of the agreement under which you provide services to the Company or such subsidiary.

To terminate for Good Reason, Executive must first provide the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and Executive must terminate Executive’s employment within 60 days following the Cure Period.

(f) “Potential Change of Control Date” means the earliest of:

(i) the execution of a definitive agreement or letter of intent in which the consummation of the transactions described would result in a Change of Control, or

(ii) the date of the public announcement by the Company of its intent to consummate a Change of Control.

8. Limitation on Payments; Section 280G. If any severance or other benefits payable to Executive (i) are “parachute payments” within the meaning of Code Section 280G and (ii) but for this Section 8, would be subject to the “golden parachute” excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits will be reduced to a level that will result in no tax under Code Section 4999 unless it would be better economically for Executive to receive all of the benefits and pay the excise tax. If a reduction in benefits is necessary for this purpose, then the reduction will occur in the following order (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. If the acceleration of vesting of equity award compensation is to be reduced, that acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. Any determination required under this Section 8 will be made in writing by an independent professional services firm chosen by the Company immediately prior to a Change of Control and paid for by the Company and that determination will be conclusive and binding upon Executive and the Company for all purposes.

9. Miscellaneous.

(a) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of California, without regard to conflicts of laws principles thereof.

(b) Dispute Resolution. Any dispute, claim or controversy arising out of or relating to the rights or obligations of the parties under this Agreement, or the interpretation or breach thereof, shall be settled by arbitration in accordance with terms of the Mutual Arbitration Agreement between Executive and the Company that was signed by Executive on the date Executive signed this Agreement.

(c) Entire Agreement. This Agreement, the equity award plans and agreements for Executive’s outstanding equity awards, and the Confidential Information and Inventions Assignment Agreement that was signed by Executive on the date Executive signed this Agreement contain the entire understanding of the parties with respect to Executive’s employment and supersede any prior agreements or understandings (including verbal agreements) between the parties relating to the subject matter of this Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. Notwithstanding the foregoing, Executive shall be covered by the Company’s applicable liability insurance policy and its indemnification provisions for actions taken on behalf of the Company during the course of Executive’s employment. This Agreement and its benefits may not be altered, modified, or amended except by written instrument signed by the parties that references this Section 9(c).

(d) Severability. In the event that any one or more of the provisions of this Agreement will be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected.

(e) Assignment. This Agreement, and all of Executive’s rights and duties under it, are not assignable or delegable by Executive. Any purported assignment or delegation by Executive will be null and void. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of its business operations. Upon such assignment, the rights and obligations of the Company hereunder will become the rights and obligations of such affiliate or successor person or entity.

(f) Successors; Binding Agreement. This Agreement will inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors and heirs.

(g) Notice. The notices and all other communications provided for in this Agreement will be deemed to have been duly given when delivered by hand or overnight courier addressed to the addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt.

BlackLine, Inc.	To most recent address as set forth
21300 Victory Boulevard, 12th Floor	in Executive’s personnel records
Woodland Hills, CA 91367
Attention: Chief Legal Officer

(h) Executive Representations. Executive represents to the Company that the execution of this Agreement by Executive the Company, and the performance by Executive of Executive’s duties hereunder will not breach, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(i) Amendment; Waiver of Breach. No amendment of this Agreement will be effective unless it is in writing and signed by both parties. No waiver of satisfaction of a condition or failure to comply with an obligation under this Agreement will be effective unless it is in writing and signed by the party granting the waiver, and no such waiver will be a waiver of satisfaction of any other condition or failure to comply with any other obligation. To be valid, any document signed by the Company must be signed by the chair of the Company’s Board.

(j) Counterparts. This Agreement may be executed in counterparts. Each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement.

Each party is signing this Agreement on the date set out below its signature.

BlackLine, Inc.	Executive

/s/ Tom Unterman	/s/ Owen Ryan
By: Tom Unterman, Director

3/5/2023	3/5/2023
Date	Date

Exhibit A

Release Agreement

(See Attached)